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EXHIBIT 8.2

                      December 9, 2002

Empire Federal Bancorp, Inc.
123 South Main Street
Livingston, Montana 59047

Attention:	William H. Ruegamer President and Chief Executive Officer

Re:	Tax Opinion Rendered in Connection with the S-4 Registration Statement Filed with the Securities and Exchange Commission on or about December 9, 2002, in Connection with the Merger Transaction Involving Sterling Financial Corporation, a Washington corporation, and Empire Federal Bancorp, Inc., a Delaware corporation

Ladies and Gentlemen:

        We have been requested to render this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the "Merger") involving Empire Federal Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware ("TARGET"), and Sterling Financial Corporation, a corporation organized and existing under the laws of the State of Washington ("ACQUIRING"). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement to be filed by ACQUIRING on or about December 9, 2002, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the "S-4 Registration Statement").

        The Merger is structured as a statutory merger of TARGET with and into ACQUIRING, with ACQUIRING surviving the Merger pursuant to the applicable corporate laws of the States of Delaware and Washington and in accordance with the Agreement and Plan of Merger between TARGET and ACQUIRING, including exhibits and schedules attached thereto (the "Merger Agreement"). Except as otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as legal counsel to TARGET in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

        1.    The Merger Agreement.

        2.    An Officer's Tax Certificate of ACQUIRING dated December 9, 2002, signed by an authorized officer of ACQUIRING and delivered to us by ACQUIRING and incorporated herein by reference.

        3.    An Officer's Tax Certificate of TARGET dated December 9, 2002, signed by an authorized officer of TARGET and delivered to us by TARGET and incorporated herein by reference.

        4.    The S-4 Registration Statement.

        In addition, we have reviewed such other instruments and documents related to the formation, the organization and operation of TARGET and ACQUIRING or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          a.    All documents (including signed documents) submitted to us are copies of authentic documents conforming to the original documents, and there has been (or will be by the Effective

  Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

          b.    Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

          c.    All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

          d.    The Merger will be consummated pursuant to the Merger Agreement and will be effective under applicable state law;

          e.    The Merger will be reported by ACQUIRING and TARGET on their respective United States federal income tax returns in a manner consistent with the opinion set forth below;

          f.      All amounts reflected as indebtedness on ACQUIRING's books will be treated as debt for federal tax purposes;

          g.    All amounts reflected as indebtedness on TARGET's books will be treated as debt for federal tax purposes;

          h.    Neither the ACQUIRING Common Stock issued in the Merger nor the TARGET Stock exchanged in the Merger will be treated as debt for federal tax purposes; and

          i.      After the Merger, ACQUIRING will comply with the record keeping and filing requirements of Treasury Regulations Section 1.368-3.

        In addition to the above, our opinion is conditioned on the delivery of an opinion of counsel, substantially identical to this opinion, to ACQUIRING from Witherspoon, Kelley, Davenport & Toole, P.S. and that such opinion will not be withdrawn prior to the Effective Date.

        Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, our opinion is that, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions hereof), (i) the Merger of TARGET with and into ACQUIRING, with ACQUIRING surviving the Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) ACQUIRING and TARGET each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by ACQUIRING or TARGET as a result of the Merger; (iv) no gain or loss will be recognized by the stockholders of TARGET who exchange all their TARGET stock solely for ACQUIRING stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in ACQUIRING); and (v) the aggregate tax basis of the ACQUIRING stock received by stockholders who exchange all their TARGET stock solely for ACQUIRING stock pursuant to the Merger will be the same as the aggregate tax basis of the TARGET stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

        Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation, or interpretation of the United States federal income tax laws.

        Our opinion concerning certain of the United States federal tax consequences of the Merger are limited to the specific United States federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger of any of the United States federal income tax attributes of ACQUIRING or TARGET; (ii) any transaction in which TARGET Stock is acquired or ACQUIRING Stock is issued or disposed of other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of TARGET Stock; (iv) the effects of the Merger on any TARGET Stock subject to the provisions of Section 83(a) of the Code; (v) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; (vi) the application of the collapsible corporation provisions of Section 341 of the Code to TARGET or ACQUIRING as a result of the Merger; and (vii) the effects of the Merger on persons who exercise options to purchase TARGET Common Stock or who receive cash for such options.

        No ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger. In reviewing this opinion you should be aware that the opinion set forth above represents our conclusions regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty, or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should also be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

        In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Material United States federal income tax consequences of the merger" in that statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ HOLLAND & HART LLP A LIMITED LIABILITY PARTNERSHIP

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  EXHIBIT 8.2